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                                                                Exhibit 10.14.29

                           [Letterhaed of ING Barings]

XL Capital Ltd;
Cumberland House
One Victoria Street
P.O. Box HM 2245
Hamilton HMJX Bermuda

XL Insurance Ltd; and
Cumberland House
One Victoria Street
P.O. Box HM 2245
Hamilton HMJX Bermuda

XL Mid Ocean Reinsurance Ltd
Cumberland House
One Victoria Street
P.O. Box HM 2245
Hamilton HMJX Bermuda

                                                                17 December 1999

Dear Sirs,

We, ING Bank N.V., acting through our London Branch at 60 London Wall, London EC2M 5TQ, (the "Bank") are pleased to confirm our agreement with you, XL Capital Ltd, XL Insurance Ltd and XL Mid Ocean Reinsurance Ltd (each an "Account Party" and collectively the "Account Parties") to make available an uncommitted Letter of Credit facility together with its related schedules (the "Facility") under the terms and conditions provided below.

1. Definitions

      (a) "Anniversary Date" shall mean each anniversary after the Date of Issuance.

      (b) "Business Day" means a day on which the relevant London financial markets are open for the transaction of business contemplated hereby and, a day on which banks are open for business in the place of payment.

      (c) "Event of Default" means the events of default set out in Clause 12 hereof.

      (d) "Expiry Date" means the expiry date of a Letter of Credit from time to time which shall be an initial period of 5 years in respect of Letters of Credit issued in favour of The Council of Lloyd's , subject to an annual extension of 365 days in each case.

      (e) "Letter of Credit" means any Letter of Credit issued by the Bank pursuant to the terms of this Facility.

      (f) "Material Indebtedness" means any indebtedness of the Account Party in an aggregate principal amount exceeding USD15,000,000 (fifteen million United States Dollars).


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      (g)   "Subsidiary" has the meaning ascribed to it by Section 736 of the
            Companies Act 1985 (as amended from time to time).

2. Type and Amount of Facility

      Type: Issuance of Reinsurance Letters of Credit in favour of The Council of Lloyd's substantially in the form of the Fourth Schedule attached to this Facility

      Amount:           Up to a maximum aggregate of USD150,000,000, (in words:
                        one hundred and fifty  million  United  States Dollars)

      Account Parties:  XL Capital Ltd;

                        XL Insurance Ltd; or

                        XL Mid Ocean Reinsurance Ltd

      Beneficiaries:    To be advised

      Initial Term of each Letter of Credit: Five years for each Letter of Credit issued in favour of the Council of Lloyd's

      Date of Issuance: on or before 31st January 2000

      Issuing Fee:      35 basis points per annum

      Purpose:          to cover Funds at Lloyd's Requirements

3. Availability of Facility

      (a) When an Account Party wishes the Bank to issue Letters of Credit on its behalf, the Account Party shall give to the Bank at least two Business Days irrevocable written notice in the form attached at Third Schedule hereto ("Drawdown Notice") of its request referring to the Facility and specifying the currency and the amount of the Letter of Credit and the date upon which such Letter of Credit is to expire unless extended as provided in the terms of the Letter of Credit.

      (b) This Facility is of an uncommitted nature. Accordingly, there is no obligation on the Bank to agree to any request made by the Account Party pursuant to Clause 3(a). In the event that the Bank declines to comply with any such request, it shall have no further effect.

      (c) If there is any inconsistency between the terms of any Drawdown Notice and the terms of this Facility, the terms of this Facility shall prevail.


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      (d)   Each Account Party shall be jointly and severally liable for the liabilities of each of the other Account Parties hereunder.

4. Fees

      The Account Parties will pay the Bank, in respect of each Letter of Credit, an opening fee payable quarterly in arrears in the currency of each Letter of Credit, computed on the basis of actual days between the Date of Issuance and the Anniversary Date and upon a 360 day year at 35 basis points per annum on the maximum amount of the Bank's liability under the Letter of Credit.

5. The Account Parties liabilities in relation to Letters of Credit

5.1 Reimbursement

      Each relevant Account Party shall:

      (a) pay to the Bank on demand an amount equal to and in the same currency as all sums paid by the Bank under or in connection with any Letter of Credit issued pursuant to this Facility with any sums payable by the Account Party hereunder); and

      (b) indemnify the Bank on demand against all actions, charges, claims, costs, damages, demands, expenses, taxes, duties, losses and proceedings (other than actions, charges, claims, costs, damages, demands, taxes, duties, losses and proceedings resulting from negligence or wilful default on the part of the Bank) which may be brought or preferred against the Bank or which the Bank may suffer or incur arising out of or in connection with any Letter of Credit issued hereunder or any amendment or variation in the terms of that Letter of Credit in connection with the enforcement or the preservation of the Bank's rights hereunder.

5.2 Authorisations

      The Bank is irrevocably authorised to make any payments and comply with any demands which may be claimed from or made upon the Bank under, in connection with or by reason of any Letter of Credit issued pursuant to the terms hereof on the first demand being made. The Bank may make these demands or comply with these payments:

      (a) without any reference to or further authority from the relevant Account Party;

      (b) without requiring proof that the amounts so demanded are or were due; and

      (c) notwithstanding that an Account Party may dispute the validity of demand or payment or that any demand is made after the stated expiry date (if any) of the relevant Letter of Credit.

5.3 Binding effect of payments

      Any payment which the Bank shall make in accordance with (or which is apparently or purporting to be in accordance with) any Letter of Credit issued hereunder shall be binding upon, and shall be accepted by, the Company as conclusive evidence that the Bank was liable to make such payment.


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5.4 Defences

      It shall not be a defence to a claim by the Bank against an Account Party hereunder that the Bank could have resisted any claim by the beneficiary of the relevant Letter of Credit.

5.5 Risk

      Any Letter of Credit issued hereunder or any communication shall be sent at the relevant Account Party's risk and cost and each Account Party shall hold the Bank harmless from any liability (other than liability resulting from negligence or wilful default on the part of the Bank) for any loss or damage arising out of any delay, loss in transit, errors in translation, coding or decoding or omissions, variations, mutilations or other errors in transmission of those letters, facsimile, cables or telex messages.

6. Default Interest

      (a) If an Account Party fails to pay any amount payable by it hereunder on the due date thereof, the Account Party shall on demand from time to time pay interest on such overdue amount from the due date up to the date of receipt of actual payment (both before and after judgement) at a rate determined by the Bank from time to time to be 2 % above the offered rate quoted by leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the appropriate quotation date for deposits of a similar amount to, and in the currency of, the unpaid amount, and for such interest period as the Bank may consider appropriate. Such interest shall be compounded daily.

      (b) Interest shall be calculated on the basis of a 360 day year and for the actual number of days elapsed in the period of question.

7. Payments

      All payments to be made by an Account Party hereunder shall be made to the Bank in US Dollar funds for value on the due date to Chase Manhattan Bank N.A. New York, for the account of ING Bank N.V. London Branch, Account No.001-1-938123 or in other currencies to an account as instructed by the Bank, without set-off or counter-claim and free of and without deduction for any taxes, levies, withholdings or imposts imposed by any governmental or taxing authority in Bermuda or the Cayman Islands whatsoever. If any deductions whatsoever are required to be made, each Account Party hereby agrees to indemnify the Bank against the same and will pay such additional amounts as the Bank may certify as necessary to ensure receipt by the Bank of the full amount it would have received hereunder but for such deduction. In the event of such payment the Account Parties will deliver promptly to the Bank such tax receipts or other documentation as it may reasonably require. No such additional amounts will be payable with respect to a payment made to the Bank with respect to any tax or other amount which would not have been imposed, payable or due: (i) but for the existence for any present or former connection between the Bank and Bermuda or the Cayman Islands (including without limitation, the Bank being or having or maintaining or having maintained a permanent establishment or being or having been engaged in business in, Bermuda or the Cayman Islands); or (ii) but for the failure to comply with a request by an Account Party to


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      satisfy any certification, identification or other reporting requirements, whether imposed by statute, treaty, regulation or administrative practices, concerning nationality, residence or connection with any applicable taxing jurisdiction. The obligation to pay additional amounts in respect of taxes shall not apply to any tax which is payable otherwise than by deduction or withholding.

8. Increased Costs

      If the result of any present or future law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof or compliance by the Bank with any request of any relevant authority is directly or indirectly to increase the cost to the Bank of the transactions contemplated hereby, or is to reduce any amount receivable by the Bank or the effective return to the Bank hereunder whether by way of change in the manner in which the Bank allocates capital to the Account Parties' obligations hereunder or otherwise, each Account Party will, forthwith on demand, which demand shall include a description of the facts and circumstances regarding such a demand, pay to the Bank such amounts as the Bank shall certify as necessary to compensate it for such additional cost or reduction.

9. Collateralisation or cancellation of Letters of Credit issued to The Council of Lloyd's

      The Bank may, in its absolute discretion, serve notice on an Account Party and an Account Party may serve notice on the Bank, at least thirty days before each anniversary of the date of issuance of a Letter of Credit (an "Anniversary Date") issued in favour of The Council of Lloyd's, that the Bank or the Account Party, respectively, does not wish to extend such Letter of Credit beyond its Expiry Date. On receipt of such notice by the relevant Account Party or on service of such notice by the relevant Account Party on the Bank, the Account Party undertakes to either (i) provide the Bank on or before the Anniversary Date with collateral equal to 110% of the face value of such Letters of Credit in the form of AA rated Corporate Bonds or OECD bonds together with a charge or other security over such collateral in a form satisfactory to the Bank or (ii) to ensure that the Letter of Credit is cancelled on or before the Anniversary Date. Failure by an Account Party to comply with this clause 9 shall constitute an Event of Default in accordance with clause 12 hereof.

10. Representations and Warranties

      Each Account Party represents and warrants on the date of this Facility and on each date that any amount under this Facility is or may be outstanding as if warranted on each such date that:

(a) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b) the obligations expressed to be assumed by it in this Facility are legal and valid obligations binding on it and enforceable in accordance with its terms, subject to any reservations or qualifications noted in any legal opinion, is within its powers and does not conflict with any law or document, except


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      where such conflicts would not be reasonably expected to have a material adverse effect on the ability of the Account Party to perform any of its obligations under this Facility; and

(c) no authorisations or consents whatsoever in relation to this Facility are required, except for such authorisations or consents the failure to have or obtain would not be reasonably expected to have a material adverse effect on the ability of the Account Party to perform any of its obligations under this Facility; and

(d) neither this Facility nor use of the Facility will contravene any agreement to which an Account Party or any of its Subsidiaries is a party or entitle any person to exercise any rights against such Account Party's or any of its Subsidiaries' assets pursuant to any such agreement in any way which is reasonably likely to have a material adverse effect; and

(e) any Letter of Credit issued under this Facility and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of the relevant Account Party, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other unsecured indebtedness of such Account Party, whether now existing or hereafter outstanding; and

(f) no Event of Default is outstanding or would reasonably be expected to result from the issuance of any Letter(s) of Credit under this Facility; and

(g) no litigation, arbitration or administrative proceedings are current, pending or threatened which may have a material adverse effect on the ability of the Account Party to perform any of its obligations under this Facility, except for claims which the relevant Account Party has proved to the reasonable satisfaction of the Bank, are frivolous or vexatious or are being contested in good faith by appropriate proceedings which are reasonably likely to be successful; and

(h) all information supplied by or on behalf of each Account Party to the Bank prior to the date of this Facility was true, complete and accurate in all material respects of its date and did not omit any information known to any Account Party which if disclosed might reasonably be expected to adversely affect the Bank's decision to enter into this Facility.

11. Covenants

11.1 Change of Business

a) No Account Party will , nor will any Account Party permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the nature conducted by such Account Party and its Subsidiaries on the date of this Facility and businesses reasonably related thereto or in the financial services industry.

b) No Account Party will change in any material respect any of the underwriting standards applied by such Account Party on the date hereof.

11.2 Notice of Default

      Each Account Party shall notify the Bank of the occurrence of any Event of Default promptly upon its occurrence.


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11.3 Pari Passu

      Each Account Party shall procure that its obligations under this Facility do and will rank at least pari passu with all its other present and future unsecured obligations except for obligations which are mandatorily preferred by law applying to companies generally.

11.4 Negative Pledge

      No Account Party shall, and each Account Party shall procure that none of its Subsidiaries shall, create or permit to subsist (save as created in favour of the Bank) any mortgage, charge, lien, hypothecation or other encumbrance over any of its assets (collectively "Liens") other than Liens arising by operation of law in the ordinary course of business except for:

(a) Liens existing on the date hereof (and extension, renewal and replacement Liens upon the same property, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount of the Lien theretofore existing);

(b) Liens arising from taxes, assessments, charges, levies or claims that are not yet due or that remain payable without penalty;

(c) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other Liens that do not in the aggregate materially detract from the value of the property or asset to, or materially impair its use in the business of, such Account Party or its Subsidiaries;

(d) Liens pursuant to the Pledge Agreement, dated as of 30 June 1999, between XL Investments Ltd and XL Mid Ocean Reinsurance Ltd in favour of Mellon Bank, N.A., as Agent;

(e) Liens pursuant to the Pledge Agreement, dated as of 22 December 1999, made by XL Investments Ltd in favour of Three Rivers Funding Corporation; and

(f) any other encumbrances securing an aggregate indebtedness of up to USD1,000,000,000.

11.5 Ownership

      Each of XL Insurance Ltd and XL Mid Ocean Reinsurance Ltd is and will continue to be wholly owned, either directly or indirectly by XL Capital Ltd, except for a nominal number of shares owned by nominee shareholders as required pursuant to Bermuda Company Law.

11.6 Financial Undertakings

      XL Capital Ltd will ensure that its Consolidated Tangible Net Worth shall not be less than USD2,700,000,000 to be increased annually at the end of each year by the sum of (i) 25% of cumulative positive quarterly net income plus (ii) 75% of the proceeds of any issue of the Account Party capital stock at any time.

      XL Capital Ltd shall ensure that its ratio of Total Funded Debt to Consolidated Tangible Net Worth shall not exceed 0.35 at any time.

      For the purposes of this clause 11.6 "Consolidated Tangible Net Worth" means at any time the consolidated stockholders' equity of XL Capital Ltd and its Consolidated Subsidiaries less their


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      consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of
      (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to November 30, 1998, in the book value of any asset owned by XL Capital Ltd or a consolidated Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, deferred acquisition costs, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

      For the purpose of this clause 11.6 "Total Funded Debt" means at any time all Indebtedness of such person which would at such time be classified in whole or in part as a liability on the balance sheet of such person in accordance with GAAP.

      For the purpose of this clause 11.6 "Indebtedness" means (it being understood, for the avoidance of doubt, that insurance payment liabilities, as such, and liabilities arising in the ordinary course of such person's business as an insurance or reinsurance company or corporate member of Lloyd's or as a provider of financial services or contracts (in each case other than in connection with the provision of financing to such person or any of such person's affiliates) shall not be deemed to constitute Indebtedness): (i) all indebtedness or liability for or on account of money borrowed by, or for or on account of deposits with or advances to (but not including accrued pension costs, deferred income taxes or accounts payable of) such person; (ii) all obligations (including contingent liabilities) of such person evidenced by bonds, debentures, notes, banker's acceptances or similar instruments; (iii) all indebtedness or liability for or on account of property or services purchased or acquired by such person; (iv) any amount secured by a Lien on property owned by such person (whether or not assumed) and capitalised lease obligations of such person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such capitalised lease to repossession or sale of such property); (v) the maximum available amount of all standby letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and (vi) all guaranty equivalents of such person.

      Calculation of these items shall be in accordance with generally accepted accounting principles in the United States of America consistently applied.

11.7 Additional Indebtedness

      No Account Party shall incur any additional indebtedness other than:

      (a) the indebtedness pursuant to the Short Term Revolving Credit Agreement dated as of 30 June 1999 between the Account Parties and Mellon Bank, N.A. as Administrative Agent and the other financial institutions as set forth therein;

      (b) the indebtedness pursuant to the Letter of Credit Facility and Reimbursement Agreement, dated as of 30 June 1999, between the Account Parties, et al., Mellon Bank, N.A. as Issuing Bank and as Agent, and the other financial institutions as set forth therein;

      (c) the indebtedness pursuant to the Credit Agreement (5-Year), dated as of 2 September 1997 and as amended thereafter, between the Account Parties, et al., The Chase Manhattan Bank as Administrative Agent and the other financial institutions as set forth therein;


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      (d)   the indebtedness pursuant to the Revolving Credit Agreement, dated as of 6 June 1997 and as amended thereafter, between the Account Parties, et al., Mellon Bank, N.A., as Agent, and the other financial institutions as set forth therein;

      (e) the indebtedness pursuant to the Loan Agreement between XL America, Inc. as borrower, XL Insurance Ltd and XL Investments Ltd as guarantors and Three Rivers Funding Corporation, as Lender, dated as of December 22, 1998 (with related waivers);

      (f) the indebtedness pursuant to the 5-year Credit Agreement, dated as of 27 June 1996 between the Account Parties, et al., and The Bank of Bermuda Limited;

      (g) the indebtedness incurred pursuant to the public offering by NAC Re Corp of its 7.15% Senior Notes (10 year) due 15 November 2005;

      (h) other secured Indebtedness (including secured reimbursement obligations with respect to letters of credit) of any Account Party or any Subsidiary of an Account Party in an aggregate principal amount (for all Account Parties and their Subsidiaries) not exceeding $400,000,000 at any time outstanding;

      (i) other secured reimbursement obligations of any Account Party or any Subsidiary of an Account Party with respect to letters of credit not exceeding $1,000,000,000 in the aggregate at any time outstanding for all Account Parties and Subsidiaries;

      (j) unsecured Indebtedness, so long as upon the incurrrence thereof no Event of Default would occur or exist;

      (k) accounts or claims payable and accrued and deferred compensation (including options) incurred in the ordinary course of business by any Account Party or any Subsidiary of any Account Party; and

      (l) Indebtedness incurred in transactions where Liens on cash and securities of an Account Party or its Subsidiaries are incurred as part of the management of its investment portfolio in accordance with customary portfolio management practice and not in violation of such Account Party's investment policy as in effect on the date hereof.

11.8 Disposal of Assets

      No Account Party shall dispose of any of its assets in any calendar year other than;

      (a) transactions in the ordinary course of business involving current assets or other assets classified on such Account Party's balance sheet as available for sale;

      (b) sales, conveyances, assignments or other transfers or dispositions in immediate exchange for cash or tangible assets, provided that any such sales, conveyances or transfers shall not individually, or in the aggregate, exceed $50,000,000 in any calendar year; or

      (c) dispositions of equipment or other property which is obsolete or no longer used or useful in the conduct of the business of such Account Party or its Subsidiaries.

11.9 Information

      Each Account Party will promptly deliver to the Bank such financial or other information as the Bank may from time to time reasonably request in writing.


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12. Events of Default

      If,

      a) an Account Party fails to repay any amount when due under this Facility, unless such failure to pay is resulting from difficulties with the banking system or an administrative error on the part of the relevant Account Party and payment is made within three Business Days of the due date; or

      b) any representation or warranty made or deemed made by or on behalf of an Account Party in this Facility or in a certificate or financial statement furnished pursuant to the terms hereof shall prove to have been incorrect when made or deemed made; or

      c) an Account Party shall fail to comply with or perform any covenant, condition or agreement contained in this Facility and such failure to comply shall not be remedied for a period of 20 days after written notice thereof to such Account Party from the Bank; or

      d) any amount (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness of an Account Party fails to be paid when and as the same shall become due and payable (giving effect to any applicable grace periods and extensions thereof) unless such failure to pay is caused by technical difficulties with the banking system or an administrative error on the part of the relevant Account Party and payment is made within three Business Days of the due date; or

      e) any event or condition occurs that results in any Material Indebtedness of an Account Party becoming due prior to its scheduled maturity or that enables or permits the holder of any Material Indebtedness to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (giving effect to any applicable grace periods and extensions thereof) and the relevant Account Party has not satisfied the Bank that such event or condition is the subject of a bona dispute which is being contested in good faith and by appropriate proceedings; or


      f) an Account Party goes into liquidation or is dissolved, or a meeting of the members or creditors of such Account Party is convened for the purpose of considering a resolution for (or to petition for) its winding up or for its administration or any such resolution is passed; or

      g) any Account Party is unable or deemed unable to pay its debts as they fall due, and it or another person on its behalf commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors;

      h) any Account Party takes any corporate action or other steps by any Account Party or other person are taken or legal proceedings are started for the winding-up, dissolution, administration or re-organisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise) of such Account Party or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer for it or any or all of its revenues and assets;

      i) any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any Account Party or any event occurs


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            which (in the opinion of the Bank) under the laws of any
            jurisdiction has a similar or analogous effect;

      j) it is or becomes illegal for the Bank or an Account Party to make or maintain any of its obligations under the facility, subject to any qualifications or reservations in any legal opinion; or

      k) a Change of Control occurs at XL Capital Ltd. For the purposes of this Section 12 (l) "Change of Control" shall mean the occurrence of any of the following events or conditions: (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the Securities and Exchange Commission) or more than 40% of the voting securities of XL Capital Ltd; (b) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of XL Capital Ltd; or (c) a majority of the members of XL Capital Ltd's Board of Directors are persons who are then serving on the Board of Directors without having been elected by the Board of Directors or having been nominated for election by its shareholders; and

      l) XL Insurance Ltd and/or XL Mid Ocean Reinsurance Ltd shall cease to have a claims-paying rating of at least "A" from Standard & Poor's Ratings Group Services and from A.M. Best Company then, and at any time thereafter, the Bank may by written notice: (i) terminate its obligations under this Facility and (ii) require the Account Party to provide collateral acceptable to the Bank and equal to the face value of each Letter of Ccredit (as determined by the Bank) issued hereunder, together with payment of all amounts outstanding hereunder (where upon the Account Party shall do so).

13. Conditions Precedent

      The Bank's obligation to make the Facility available in accordance with the terms of this Facility is subject to it having received the following in form and substance satisfactory to it:

      (i)   a certified copy of each Account Party's constitutive documents;

      (ii) a certified true copy of a resolution of the Board of Directors of each of the Account Parties (substantially in the form of the First Schedule hereto) (a) approving the Facility (b) authorising a specified person(s), on its behalf, to sign this Facility and (c) authorising a specified person(s) to give instructions to the Bank in connection with the Facility;

      (iii) a certified copy of specimen signatures for each of the Account Parties;

      (iv) an original copy of this Facility duly executed by the parties hereto confirming acceptance of this Facility on the terms and conditions set out herein;

      (v) written opinions of counsel in such forms and covering such matters as is reasonably satisfactory to the Bank.


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            The Bank agrees that the documents mentioned above may be delivered after the date of this Agreement but not later than 31st January, 2000.

14. Set Off

      Following the occurrence of an Event of Default, the Bank may apply any credit balance to which any Account Party is then entitled from the Bank in or towards satisfaction of any sums then due and payable by an Account Party to the Bank hereunder (whether by way of collateralisation or otherwise), and may arrange foreign exchange transactions to effect this. Nothing in this paragraph shall be construed so as to constitute a charge.

15. Miscellaneous Payments

      Each Account Party will pay on demand of the Bank:

      (a) all funding breakage costs of the Bank, determined in good faith by the Bank, and any stamp duties in connection with this Facility;

      (b) such amount as is necessary to indemnify the Bank against the consequences of any non-compliance by the Account Party and any action taken by the Bank with regard to this Facility pursuant to any instructions given or purported to be given over the telephone to any officer of the Account Party;

      (c) all reasonable costs (including without limitation reasonable legal fees) incurred by the Bank in connection with the preparation, negotiation and enforcement of this Facility;

      (d) losses flowing from any judgement or claim being payable in a different currency from that agreed under this Facility.

16. Standard Conditions

      The Uniform Customs and Practice for Documentary Credits (1993 Revision) (International Chamber of Commerce Publication No. 500) and/or any subsequent amendment shall in all respects apply to all Letters of Credit and shall be deemed to be incorporated into this Facility, subject to clause 17 below.

17. Waivers

      No failure or delay by the Bank in exercising any right, power or privilege under this Facility shall operate as a waiver or prejudice any other or further exercise by the Bank of any of its rights or remedies under this Facility . The rights and remedies under this Facility are cumulative and not exclusive of any rights or remedies provided by law.

18. Market Practice

      Relevant market practices shall be in accordance with the Bank's usual relevant practice as certified by the Bank.

19. Transfers

      The provisions of this Facility shall be binding upon and inure to the benefit of the Account Parties, the Bank and their respective successors and assigns, except that no Account Party may assign or otherwise transfer the benefit or burden of its rights or obligations under the Facility without the prior written consent of the Bank (which consent shall not be unreasonably withheld). The Bank may, in the ordinary course of its banking business and in accordance with applicable law,assign, and/or transfer and/or sell participations in all or in part of its rights and/or obligations under the Facility, provided that any such assignment, transfer and/or sale of a participation shall be made only with the consent of XL Capital Ltd (which consent shall not be unreasonably withheld), unless an Event of Default has occurred and is continuing or exists, in which case the consent of XL Capital Ltd shall not be required The Bank may disclose to a proposed assignee, transferee or sub-participant any publicly available information in its possession.

20. Notices

      (a) All notices or other communications to be made or delivered by one person to another under or in connection with this Facility shall be given in writing or by facsimile. A notice will be deemed to be given:

            (i) if in writing, when deemed to have been delivered when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address; and

            (ii)  if by facsimile, when transmission has been completed.

      However, a notice given in accordance with the above, but received on a non-working day or after 4:00 p.m. in the place of receipt, will only be deemed to be given on the next Business Day in that place

      (b) The address and facsimile number of each party to this Facility for all notices or demands under or in connection with this Facility are those notified in writing by that party prior to the date of this Facility to the other parties or any other notified by that party for the purpose to the other parties by not less than 5 Business Days' notice.

21. Counterparts

      This Facility may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Facility.

22. Governing Law

22.1  This Facility is governed by English law.

22.2 The Account Parties agree for the benefit of the Bank, and without prejudice to the right of the Bank to take proceedings before any other court of competent jurisdiction, that (i) the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding that may arise out of or in connection with this Facility and for such purposes irrevocably submits to the jurisdiction of those courts and (ii) irrevocably appoints XL Mid Ocean Reinsurance Ltd of 12 Fenchurch Avenue, 5th Floor, London EC3M 5BS as its agent for service of process in connection with any proceedings in the English courts and agrees that any such process will be sufficiently and effectively served on it if delivered to that agent at that address, or in any other manner permitted by law.

If you agree to the above, please sign and return to us the enclosed copy of this Facility by 31 December 1999, after which date this offer shall lapse.

                                       Yours faithfully
                                     for and on behalf of
                                 ING Bank N.V. London Branch

/s/                                        /s/
   ----------------------------------         ----------------------------------
        Authorised Signatory                            Authorised

Signatory

We confirm our acceptance to the terms and conditions set out above. For and on behalf of

XL Capital Ltd


Signed Brian M. O'Hara                              Dated December 21, 1999

We confirm our acceptance to the terms and conditions set out above. For and on behalf of
XL Insurance Ltd


Signed Christopher Coelho                           Dated December 22, 1999

We confirm our acceptance to the terms and conditions set out above. For and on behalf of

XL Mid Ocean Reinsurance Ltd


Signed H.C.V. Keeling                               Dated December 23, 1999

                                 FIRST SCHEDULE

                             DRAFT BOARD RESOLUTION

I, ______________________ a Director/Secretary of ______________________ (the
"Company") hereby certify that the following is a true copy of an extract of the minutes of a meeting of the Board of Directors of the Company which was duly called and held on ______________________ 199[ ] and at which a duly qualified quorum was present throughout and entitled to vote.

1. There was produced to the meeting an agreement (the "Facility Agreement") dated [__________] between ING Bank N.V. London branch (the "Bank") and the Company whereby the Bank would make available to the Company an uncommitted facility (the "Facility") on the terms and conditions therein contained.

2. The terms of the Facility Agreement were carefully considered and IT WAS RESOLVED that the Facility Agreement, be and are hereby approved.

3. IT WAS RESOLVED that [____________________] be and he is hereby authorised, for and on behalf of the Company, to sign and deliver the Facility Agreement together with such changes and amendments thereto as [he] [they] may in [his] [their] sole discretion think fit.

4. IT WAS RESOLVED that the following be and they are hereby authorised to give instructions to the Bank in connection with the Facility Agreement and the Bank be and it is hereby authorised to act in accordance with such instructions:-

      [List of authorised signatories for Facility]

                                 SECOND SCHEDULE

                              INTENTIONALLY OMITTED

                                 THIRD SCHEDULE

                                 DRAWDOWN NOTICE

We refer to the facility agreement (the "Facility Agreement") dated between ING Bank N.V. London Branch, ( the "Bank"), and XL Capital Ltd, XL Insurance Ltd and XL Mid Ocean Reinsurance Ltd, together the "Account Parties".

We confirm that all of the terms and conditions of the Facility Agreement continue to be met and hereby irrevocably request the following drawdown:

Beneficiary Name:                                    ---------------------------

Letter of Credit Amount and Currency:                ---------------------------

Issuance Date of Letter of Credit:                   ---------------------------

Maturity Date of Letter of Credit:                   ---------------------------


For and on behalf of


XL Capital Ltd

Signed                                               Dated
      -------------------------                           ----------------------


XL Insurance Ltd

Signed                                               Dated
      -------------------------                           ----------------------


XL MidOcean Reinsurance Ltd

Signed                                               Dated
      -------------------------                           ----------------------

                                 FOURTH SCHEDULE

                    THE COUNCIL OF LLOYD'S LETTERS OF CREDIT

                                LETTER OF CREDIT

                                                          The Council of Lloyd's
                                                          Lloyds' of London
                                                          One Lime Street
                                                          London EC3M 7HA

Documentary Credit
Ref-

Gentlemen,

Irrevocable Standby Letter of Credit no.
Re:  _______________________ ("the Applicant")

We are pleased to inform you that by order of the Applicant we, ING Bank NV, London, have opened our Clean Irrevocable Credit no. ______ in your favour for a sum not to exceed the aggregate of GBP _________________ (Pounds Sterling _________________) effective from _________________. The initial expiry date of this credit shall be _________________.

This credit will be extended automatically for a further year, without written amendment, on the first day of January of every future year from the commencement date, so that it is always valid for a minimum period of five years unless at least thirty days prior to ---------------------------------- of the first year of the then current validity period, notice is given in writing by us, sent by registered mail to you for the attention of the Manager, Membership Department, at the above address, that this Letter of Credit will not be extended beyond the then current expiry date.

All charges are for the Applicant's account.

Funds under this credit are available to you in London upon presentation of your sight draft(s) drawn on us at the above address mentioning our Credit no.
-------------.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) (International Chamber of Commerce Publication No. 500) ("UCP").

This Letter of Credit shall be governed by and interpreted in accordance with English law and we hereby irrevocably submit to the jurisdiction of the High Court of Justice in England. In the event of a conflict between UCP and English Law, English Law shall prevail.

We hereby engage with you that we will honour draft(s) drawn under and in compliance with the terms and conditions of this Letter of Credit.

                                               Yours Faithfully,
                                              For and on behalf of
                                          ING BANK N.V. London branch


                                       21